Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203193) pertaining to the SolarEdge Technologies, Inc. 2015 Global Incentive Plan, SolarEdge Technologies, Inc. 2007 Global Incentive Plan and SolarEdge Technologies, Inc. 2015 Employee Stock Purchase Plan of our reports dated August 17, 2016, with respect to the consolidated financial statements of SolarEdge Technologies Inc., and the effectiveness of internal control over financial reporting of SolarEdge Technologies Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2016.

Tel-Aviv, Israel	/S/ KOST FORER GABBAY & KASIERER
August 17, 2016	A Member of Ernst & Young Global